WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570)-286-3636	July 16, 2003
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS 2ND QTR SALES INCREASE 3.3%; SAME STORE SALES UP 4.1%
     (SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today said its second quarter sales increased 3.3% to $508 million for the thirteen-week period ending June 28, 2003 compared to the same period a year ago and that its comparable store sales increased 4.1% during the same period.

     In the second quarter, the Company's net income increased 1.7% to $13.8 million and diluted earnings per share increased $.01 to $.51 per share.

     Year to date, the Company's sales have increased 2.1% to $1.02 billion and comparable store sales are up 2.7%. The Company's year to date diluted earnings per share increased 4.8% to $1.09 per share and net income increased 4.4% to $29.6 million.

     "Our sales increase was the result of aggressive and cost-effective promotional activity in key markets," said Robert F. Weis, Chairman of Weis Markets, Inc. "These results were achieved in an intensely competitive market place and at a time of minimal economic growth in many of our markets. In the coming months, we plan to increase our focus on improving efficiencies and controlling expenses at store and distribution levels. We will also continue to focus on profitable, top line sales growth."

     The Company also said its sales were affected by the timing of the Easter holiday which occurred in the second quarter this year. In 2002, the Easter sales period occurred in the first quarter.

     Earlier this month, the Company's Board of Directors approved a $.01 quarterly dividend increase to $.28 per share, a 3.7% increase, to shareholders of record August 8, 2003, payable August 22, 2003.

     Founded in 1912, Weis Markets currently operates 159 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. It also owns SuperPetz, a pet supply superstore chain with 33 locations in eleven states.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
Second Quarter - 2003
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 28, 2003	June 29, 2002	(Decrease)
Net Sales	$507,981,000	$491,865,000	3.3%
Income Before Taxes	22,253,000	21,392,000	4.0%
Provision for Income Taxes	8,474,000	7,839,000	8.1%
Net Income	$13,779,000	$13,553,000	1.7%

Weighted-Average
Shares Outstanding	$27,194,000	$27,204,000	(10,000)
Basic and Diluted
Earnings Per Share	$0.51	$0.50	$0.01

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 28, 2003	June 29, 2002	(Decrease)
Net Sales	$1,017,052,000	$996,288,000	2.1%
Income Before Taxes	47,690,000	45,125,000	5.7%
Provision for Income Taxes	18,128,000	16,796,000	7.9%
Net Income	$29,562,000	$28,329,000	4.4%

Weighted-Average
Shares Outstanding	27,194,000	27,204,000	(10,000)
Basic and Diluted
Earnings Per Share	$1.09	$1.04	$0.05